                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                                    Restated

                   Under the Securities Exchange Act of 1934


                          Triangle Pacific Corporation
       _________________________________________________________________
                                (Name of Issuer)

                                    Series A
       __________________________________________________________________
                         (Title of Class of Securities)

                                  895895-30-8
       _________________________________________________________________
                                 (CUSIP Number)

     Check the following Box if a fee is being paid with this
     statement.............[X]

1)   Names of Reporting Persons S.S. or I.R.S. Identification
     Nos. of Above Persons....................................

     Waddell & Reed Investment Management Company - 48-1106973
___________________________________________________________________
2)   Check the Appropriate Box if a Member of a Group
          (a).......................................................[_]
          (b).......................................................[_]
___________________________________________________________________

3)   SEC Use Only.................................................
___________________________________________________________________

4)   Citizenship or Place of Organization.     Kansas..............
___________________________________________________________________

     Number of           (5)  Sole Voting Power..788,286..........
     Shares Bene-        (6)  Shared Voting Power.................
     ficially            (7)  Sole Dispositive Power..788,286.....
     Owned by            (8)  Shared Dispositive Power............
     Each Report-
     ing Person
     With
___________________________________________________________________

9)   Aggregate Amount Beneficially Owned by Each Reporting
     Person.....788,286............................................
___________________________________________________________________

10)  Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares................................................
___________________________________________________________________

11)  Percent of Class Represented by Amount in Row (9).5.8%........
___________________________________________________________________

12)  Type of Reporting
     Person.......IA.............................................
___________________________________________________________________

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                                 SCHEDULE 13G

     Item 1(a) Name of Issuer:
     Triangle Pacific Corporation..................................

     Item 1(b) Address of Issuer's Principal Executive Offices:
     1693 Dallas Parkway, P.O.Box 660100, Dallas, TX 75266
     ..............................................................
     Item 2(a) Name of Person Filing:

     Waddell & Reed Investment Management Company 48-1106973
     ..............................................................
     Item 2(b) Address of Principal Business Office or, if none,
     Residence:

     6300 Lamar Avenue, Overland Park, KS 66202-4200
     ..............................................................
     Item 2(c) Citizenship:

     Kansas
     ..............................................................
     Item 2(d) Title of Class of Securities:

     Series A
     ..............................................................
     Item 2(e) CUSIP Number:

     895912-10-3
     ..............................................................
     Item 3    Person filing is:

          (e) Investment Adviser registered under Section 203
          of the Investment Adviser's Act of 1940
     ..............................................................
     Item 4    Ownership

          If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a)  Amount Beneficially Owned:
               788,286
...................................................................
          (b)  Percent of Class:
               5.8%
...................................................................
          (c)  Number of shares as to which such person has:

               (i) sole power to vote or to direct the
vote....788,286.............................
               (ii)  shared power to vote or to direct the
     vote.........................................
               (iii) sole power to dispose or to direct the
     disposition of...788,286.....................
               (iv)  shared power to dispose or to direct the
                disposition of..............................

     Item 5    Ownership of Five Percent or Less of a Class

               Not Applicable

     Item 6    Ownership of More than Five Percent on Behalf of
                Another Person

               Not Applicable

     Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By
     The Parent Holding Company

               Not Applicable

     Item 8    Identification and Classification of Members of the
               Group

               Not Applicable

     Item 9    Notice of Dissolution of Group

               Not Applicable

     Item 10

                                 Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                   Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


_________________________ February 11, 1994.......

Date


Waddell & Reed Investment Management Company
6300 Lamar Avenue
Overland Park, KS 66202-4200

Signature


______________________/s/Rodney O. McWhinney

BY:  Rodney O. McWhinney.......
     Secretary
Name/Title